Exhibit 1

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: June 26, 2019

VENBIO GLOBAL STRATEGIC FUND II, L.P.

By:	VENBIO GLOBAL STRATEGIC GP II, L.P. General Partner

	By:	venBio Global Strategic GP II, Ltd. General Partner

		By:	*
Director

VENBIO GLOBAL STRATEGIC GP II, L.P.

By:	VENBIO GLOBAL STRATEGIC GP II, LTD. General Partner

	By:	*
Director

VENBIO GLOBAL STRATEGIC GP II, LTD.

By:	*
Director

*
Robert Adelman

*
Corey Goodman

*By:	/s/ David Pezeshki
David Pezeshki As attorney-in-fact

This Schedule 13D was executed by David Pezeshki on behalf of the individual listed above pursuant to a Power of Attorney, a copy of which is attached as Exhibit 4.